Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sony Corporation (Sony Kabushiki Kaisha) of our report dated May 20, 2016 except for Note 29, as to which the date is June 17, 2016 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Sony Corporation’s Annual Report on Form 20-F for the year ended March 31, 2016.

/s/ PricewaterhouseCoopers Aarata LLC

Tokyo, Japan

November 22, 2016